PROSPECTUS SUPPLEMENT NO. 3                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 15, 2007)              REGISTRATION NO. 333-124262

                           U.S. HELICOPTER CORPORATION
                        1,003,354 SHARES OF COMMON STOCK


         This prospectus supplement supplements the prospectus dated May 15, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 1,003,354 shares of common stock of U.S. Helicopter Corporation ("U.S. Helicopter" or the "Company").

         This prospectus supplement includes our Report on Form 8-K dated December 4, 2007, which was filed with the Securities and Exchange Commission on December 10, 2007, and our Report on Form 8-K/A dated December 4, 2007, which was filed with the Securities and Exchange Commission on December 18, 2007. The information contained in the Report on Form 8-K and the Report on Form 8-K/A included in this prospectus supplement is dated as of the date of such reports.

         This prospectus supplement should be read in conjunction with the prospectus dated May 15, 2007, and the prospectus supplements dated May 16, 2007 and August 31, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 15, 2007 and the prospectus supplements dated May 16, 2007 and August 31, 2007.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 2, 2008

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                          ---------------------------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 4, 2007

                           U.S. HELICOPTER CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      001-32580             27-0096927
--------------------------------       --------------        -----------------
(State or Other Jurisdiction of         (Commission           (IRS Employer
Incorporation or Organization)          File Number)         Identification No.)

    6 East River Piers, Suite 216,
Downtown Manhattan Heliport, New York, NY                      10004
-------------------------------------------              -------------------
(Address of Principal Executive Offices)                     (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                           --------------

                                 Not Applicable
       ------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On December 4, 2007, U.S. Helicopter Corporation (the "Company") extended the terms of each of the employment agreements between the Company and each of George J. Mehm, Jr. (Senior Vice President, Chief Financial Officer and Treasurer), Donal McSullivan (Senior Vice President and Chief Marketing Officer) and Terence Dennison (Senior Vice President and Chief Operating Officer) through December 31, 2009 on the same terms and conditions as the employment agreements previously in effect with such employees. Each such officer currently receives an annual salary of $130,000 and is eligible for certain bonuses to be determined pursuant to a bonus plan as determined by the Company's Board of Directors.

ITEM 3.02.   UNREGISTERED SALES OF EQUITY SECURITIES.

         On December 4, 2007, the Company approved the issuance of the options and restricted stock set forth below pursuant to a newly adopted 2007 Stock Incentive Plan to members of the Company's Board of Directors and certain members of the Company's senior management, pending approval by YA Global Investments, L.P. ("YA"), in accordance with a Securities Purchase Agreement between the Company and YA dated August 24, 2007:


------------------------------------ ---------------- --------------------- ----------------- ---------------
    Name and Principal Position      No. of Options    Exercise Price of    Expiration Date       No. of
                                         Issued             Options            of Options       Restricted
                                                                                              Shares Issued
------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Dean Borgman, Chairman of the            300,000             $0.40              12/4/17
Board of Directors

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
John G. Murphy, Chief Executive          300,000             $0.40              12/4/17
Officer, President and Director

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
John Capozzi, Director                   300,000             $0.40              12/4/17

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Col. Clinton L. Pagano, Sr.,             300,000             $0.40              12/4/17
Director

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Christopher D. Brady, Director           300,000             $0.40              12/4/17

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
George Fechter, Director                 300,000             $0.40              12/4/17

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Edward Sherman, Director                 300,000             $0.40              12/4/17

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Thomas P. Gallagher, Corporate           300,000             $0.40              12/4/17
Secretary

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Stephen Wills, Director                  200,000             $0.40              12/4/17           75,000

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
George Mehm, Chief Financial             150,000             $0.40              12/4/17
Officer, Sr. Vice President and
Treasurer

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Donal McSullivan, Chief Marketing        150,000             $0.40              12/4/17
Officer and Sr. Vice President

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Terence Dennison, Chief Operating        150,000             $0.40              12/4/17
Officer and Sr. Vice President

------------------------------------ ---------------- --------------------- ----------------- ---------------
------------------------------------ ---------------- --------------------- ----------------- ---------------
Gabriel Roberts, Vice President of       150,000             $0.40              12/4/17
Finance and Administration
------------------------------------ ---------------- --------------------- ----------------- ---------------

         In exchange for serving as a director to the Company during 2006 and 2007, the Company agreed to issue options to purchase a total of 100,000 shares of common stock and 200,000 shares of common stock, respectively, to each member of the Company's Board of Directors as described above. In addition, the Company agreed to issue 75,000 restricted shares of common stock to Stephen Wills in consideration of Mr. Wills' agreement to serve on the Company's Board of Directors. The Company also agreed to issue options to purchase a total of 150,000 shares of common stock to each of the five most senior members of the Company's management as additional compensation for services rendered during 2006 and 2007 as described above.

         All options described above have an exercise price of $0.40 per share, representing the closing price of the Company's common stock as quoted on the Over-the-Counter Bulletin Board on December 3, 2007, and a term of ten years from the date of issuance. Issuance of the securities sold in these transactions was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were issued to accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale. No commissions were paid in connection with these transactions.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         On December 4, 2007, the Company adopted a 2007 Stock Incentive Plan (the "2007 Plan"). Pursuant to the 2007 Plan, the Company has reserved the right to issue up to 2,000,000 shares of common stock in the form of awards to certain employees, non-employee directors and other individuals providing services to the Company. The 2007 Plan terminates in 2017. The exercise price of an option granted under the 2007 Plan will not be less than the fair market value of the Company's common stock on the date of grant; however, for any non qualified Stock Option the option price per share of common stock, may alternatively be fixed at any price deemed to be fair and reasonable, as of the date of the grant. Options granted that are not vested will be cancelled immediately upon termination of the grantee's employment or association with the Company, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to 30 days upon termination of the grantee's employment or association with the Company. As of the date of this Report, the awards set forth in Item 3.02 above are the only awards granted under the 2007 Plan.

ITEM 5.03.   AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS;
             CHANGE IN FISCAL YEAR.

         On December 4, 2007, the Company approved an amendment to the Company's Bylaws providing that the following matters shall require the approval of a minimum of two-thirds of all directors eligible to vote at a duly called meeting of the Board of Directors:

         (i) Issuance, sale or other disposition of the Company's common stock, warrants or other securities, or modification of common shareholders' rights except in the ordinary course of the Company's business such as (a) the issuance of securities to employees, management, officers, directors, consultants or other professionals, (b) the issuance of securities to finance fleet management;
(c) expansion; (d) to finance day-to-day operational requirements not involving an equity capital raise, from time to time, as deemed necessary and appropriate by the Board of Directors; and (e) the issuance of the Company's Common Stock upon the exercise or conversion of all convertible notes, warrants or other convertible securities issued and outstanding;

         (ii) Any fundamental change in the Company's line of business or cessation of a material part of its existing business;

         (iii) Amendment of the Company's By-laws relating to Board of Directors committees or Board procedures;

         (iv) Liquidation or dissolution of the Company; and

         (v) Any declaration of bankruptcy.

         The Company agreed to amend its Bylaws pursuant to a Securities Purchase Agreement dated October 15, 2007 with International Financial Advisors pertaining to the sale of a total of $6.6 million of the Company's equity securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December 10, 2007


                                        U.S. HELICOPTER CORPORATION
                                        (Registrant)



                                        By:        /S/ GEORGE J. MEHM, JR.
                                                 -------------------------------
                                                 George J. Mehm, Jr.
                                                 Sr. Vice President and
                                                 Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------
                                   FORM 8-K/A
                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 4, 2007

                       U.S. HELICOPTER CORPORATION (Exact
                  Name of Registrant as Specified in Charter)

           Delaware                    001-32580                27-0096927
--------------------------------     --------------         -------------------
(State or Other Jurisdiction of       (Commission             (IRS Employer
Incorporation or Organization)       File Number)           Identification No.)

  6 East River Piers, Suite 216, Downtown Manhattan Heliport,
                                                New York, NY           10004
--------------------------------------------------------------      ------------
           (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                           --------------
                                 Not Applicable
       ------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

         On December 10, 2007, U.S. Helicopter Corporation (the "Company"), filed a Current Report on Form 8-K that reported, among other matters, the Company's adoption of a 2007 Stock Incentive Plan (the "2007 Plan") pursuant to
Item 5.02. In connection therewith, the Company reported that it reserved a total of 2,000,000 shares of its common stock for issuance under the 2007 Plan, which was a typographical error. The Company actually reserved a total of 6,000,000 shares of its common stock for issuance under the 2007 Plan. This Amendment No. 1 to Current Report on Form 8-K includes a new disclosure pursuant to Item 5.02, which supersedes and replaces the disclosure included in the Current Report on Form 8-K filed on December 10, 2007 as to Item 5.02 only.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         On December 4, 2007, the Company adopted a 2007 Stock Incentive Plan (the "2007 Plan"). Pursuant to the 2007 Plan, the Company has reserved the right to issue up to 6,000,000 shares of common stock in the form of awards to certain employees, non-employee directors and other individuals providing services to the Company. The 2007 Plan terminates in 2017. The exercise price of an option granted under the 2007 Plan will not be less than the fair market value of the Company's common stock on the date of grant; however, for any non qualified Stock Option the option price per share of common stock, may alternatively be fixed at any price deemed to be fair and reasonable, as of the date of the grant. Options granted that are not vested will be cancelled immediately upon termination of the grantee's employment or association with the Company, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to 30 days upon termination of the grantee's employment or association with the Company. As of the date of this Report, the awards set forth in Item 3.02 in the Current Report on Form 8-K filed by the Company on December 10, 2007 are the only awards granted under the 2007 Plan.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December 18, 2007


                                    U.S. HELICOPTER CORPORATION
                                    (Registrant)



                                    By:    /S/ GEORGE J. MEHM, JR.
                                         -------------------------------------
                                         George J. Mehm, Jr.
                                         Sr. Vice President and Chief Financial
                                         Officer